Exhibit 99.2

Steven Brazones Investor Relations 651-236-5158

Worldwide Headquarters	Keralyn Groff
1200 Willow Lake Boulevard	Public Relations
St. Paul, Minnesota 55110-5101	651-236-5104

NEWS	For Immediate Release	March 27, 2006

H.B. FULLER TO ACQUIRE HENKEL’S

INSULATING GLASS SEALANT BUSINESS

ST. PAUL, Minnesota - H.B. Fuller Company (NYSE: FUL) announced today that it has entered into an asset purchase agreement with Henkel KGaA under which H.B. Fuller will acquire Henkel’s insulating glass sealant business.

Overview:

Henkel’s insulating glass sealant business manufactures sealants for windows used in both residential and commercial construction. They have a strong market presence in Europe and an expanding presence in Asia. Through this acquisition, they will become part of H.B. Fuller’s Window business, within the company’s Full-Valu / Specialty segment. In combining these businesses, H.B. Fuller will create a global business with a stronger and more diverse product offering.

“This transaction is a significant step forward in the development of our Window business, expanding our presence and presenting an enhanced platform from which to grow,” said Al Stroucken, chairman and chief executive officer of H.B Fuller.

Transaction Details:

The assets being acquired primarily include manufacturing equipment, inventory, and intellectual property. No debt or liabilities are being assumed. H.B. Fuller intends to fund the transaction completely with existing cash. This transaction, expected to close within the next three months, is subject to customary closing conditions and regulatory approvals.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2005 net revenue of $1.512 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit their website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the successful completion of the Company’s acquisition of the European insulating glass sealant business; the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-K filing of February 14, 2006. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.